Exhibit 107
CALCULATION OF FILING FEE TABLE
Form S-3
(Form Type)

Innventure, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(1)(2)	Maximum Aggregate Offering Price(1)(3)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share(4)(12)	457(o)	—	—	—	—	—
	Equity	Preferred Stock, par value $0.0001 per share(5)(12)	457(o)	—	—	—	—	—
	Equity	Depositary Shares(6)(12)	457(o)	—	—	—	—	—
	Other	Warrants(7)(12)	457(o)	—	—	—	—	—
	Other	Subscription Rights(8)(12)	457(o)	—	—	—	—	—
	Debt	Debt Securities(9)(12)	457(o)	—	—	—	—	—
	Other	Purchase Contracts(10)(12)	457(o)	—	—	—	—	—
	Other	Units(11)(12)	457(o)	—	—	—	—	—
	Unallocated (Universal) Shelf	—	457(o)	—	—	$200,000,000(13)	$138.10 per $1,000,000	$27,620.00
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$200,000,000		$27,620.00
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fees Due							$27,620.00

(1)	Not specified as to each class of securities to be registered pursuant to Instructions 2.A.ii.b. and 2.A.iii.b. to the Calculation of Filing Fee Tables and Related Disclosure under Item 16(b) of Form S-3 under the Securities Act.

(2)	The proposed maximum offering price per unit will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
(4)	Subject to note (13) below, there is being registered an indeterminate number of shares of common stock.
(5)	Subject to note (13) below, there is being registered an indeterminate number of shares of preferred stock.
(6)	Subject to note (13) below, there is being registered an indeterminate number of depositary shares to be evidenced by depositary receipts issued pursuant to a deposit agreement. If the registrant elects to offer to the public fractional interests in shares of preferred stock, then depositary receipts will be distributed to those persons purchasing the fractional interests and the shares of preferred stock will be issued to the depositary under the deposit agreement.
(7)	Subject to note (13) below, there is being registered hereunder an indeterminate amount and number of warrants. The warrants may represent the right to purchase shares of common stock, shares of preferred stock, depositary shares or debt securities.
(8)	Subject to note (13) below, there is being registered an indeterminate number of subscription rights that may represent a right to purchase shares of common stock, shares of preferred stock, depositary shares or debt securities.
(9)	Subject to note (13) below, there is being registered an indeterminate principal amount of debt securities.
(10)	Subject to note (13) below, there is being registered an indeterminate number of purchase contracts.

(11)	Subject to note (13) below, there is being registered an indeterminate number of units. Each unit will be issued under a unit agreement and will represent an interest in a combination of one or more of the securities registered hereunder.

(12)	Subject to note (13) below, this registration statement also covers an indeterminate amount of securities as may be issued in exchange for, or upon conversion or exercise of, as the case may be, the preferred stock, depositary shares, warrants or subscription rights registered hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. No separate consideration will be received for any securities registered hereunder that are issued in exchange for, or upon conversion of, as the case may be, the preferred stock, depositary shares, warrants or subscription rights.

(13)	In no event will the aggregate initial offering price of all securities issued from time to time pursuant to the prospectus contained in this registration statement exceed $200,000,000. Such amount represents the offering price of any common stock, preferred stock and depositary shares, the principal amount of any debt securities issued at their stated principal amount, the issue price rather than the principal amount of any debt securities issued at an original issue discount, the issue price of any warrants, the exercise price of any securities issuable upon the exercise of warrants, the issue price of any securities issuable upon the exercise of subscription rights, and the purchase price of any purchase contracts. The aggregate principal amount of debt securities may be increased if any debt securities are issued at an original issue discount by an amount such that the offering price to be received by the registrant shall be equal to the above amount to be registered. The securities registered hereunder may be sold separately or as units with other securities registered hereunder.